EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-47493, 333-111836 and 333-126638) and Form S-8 (Nos. 33-39719, 33-38720, 33-62658, 333-42353, 333-46469, 333-61279, 333-61281, 333-53702, 333-53704, 333-60564, 333-61389, 333-89068, 333-102523, 333-102524, 333-112008, 333-118811, 333-131186 and 333-131187) of Actuant Corporation of our report dated October 30, 2007, except as to the impact on the consolidated financial statements of the subsidiary guarantor consolidating information discussed in Note 17 and the stock split discussed in Note 16, as to which the date is February 28, 2008 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP

Milwaukee, Wisconsin

February 28, 2008